EXHIBIT (k)

                       Legal Opinion of Donald R. Stading

                               Ameritas Variable Life Insurance Company Logo



April 6, 2005



Ameritas Variable Life Insurance Company
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501

Gentlemen:

With reference to the Pre-Effective Amendment to Registration Number 333-121749 on Form N-6, filed by Ameritas Variable Life Insurance Company and Ameritas Variable Life Insurance Company Separate Account V with the Securities and Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. Ameritas Variable Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable life insurance policies.

     2. Ameritas Variable Life Insurance Company Separate Account V is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

     3. The flexible premium variable life insurance policies, when issued as contemplated by said Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Variable Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Pre-Effective Amendment to the Registration Statement on Form N-6.


Sincerely,

/s/ Donald R. Stading

Donald R. Stading
Vice President, Secretary and General Counsel